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CERTIFICATE OF INCORPORATION

OF A PRIVATE LIMITED COMPANY

Company No. 4102237

The Registrar of Companies for England and Wales hereby certifies that

BERKELEY ALEXANDER LIMITED

is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 6th November 2000

N041022376

REGISTRAR OF COMPANIES FOR ENGLAND AND WALES

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES

COMPANIES HOUSE

HC007B